Exhibit 99.1
Wrigley Reports 30% Earnings Per Share Increase on Record First Quarter Sales Company Posts 7th Consecutive Quarter of Double-Digit Sales Gains
CHICAGO, April 30 — The Wm. Wrigley Jr. Company (NYSE: WWY) today announced record first quarter sales of $1.26 billion, up 17 percent from the same quarter in 2006. The increase in sales was driven primarily by worldwide shipment growth of 12 percent.
Net earnings for the quarter of $0.52 per diluted share were up 30% or $0.12 from the year ago period. On a non-GAAP basis, excluding the negative impact of the supply chain restructuring program announced in 2005 and a one-time gain from the sale of a corporate asset, first quarter earnings per share were $0.50, up 19 percent from the same quarter last year.*
“Our results this quarter reflect solid execution in the marketplace, including the launch of several new products and strong support of our brands around the world,” said President and Chief Executive Officer Bill Perez. “We anticipate maintaining our positive momentum through focused investment in our key geographies and upcoming product launches, such as the gum brand ‘5’ in the U.S. marketplace.”
Bill Wrigley, Executive Chairman and Chairman of the Board added, “We are pleased with our strong start to the new year — including growing contributions from our acquired confectionery brands, driven by higher sales and improved margins. Our continued business growth and strong financial results are particularly impressive because they were accomplished in the face of increased global competition.”
Sales and Gross Margins
First quarter sales increased by $181 million, or 17 percent, over the same quarter last year. Approximately two-thirds of the sales gain was driven by shipment growth across all regions, particularly Asia and EMEAI. The positive impact of currency, due to translation of international sales into a relatively weaker U.S. dollar, accounted for the balance of the growth.
*      Please see Attachment B for full GAAP to non-GAAP reconciliation.

In EMEAI (principally Europe), sales were $565 million, up 27 percent versus a year ago on volume growth of 14%. Of the remaining sales growth, about two-thirds is attributable to currency translation and one-third to positive price/mix in the quarter. In Western Europe, double-digit sales gains were recorded in the United Kingdom, with the launches of Orbit® Complete and liquid-filled Extra Ice® gum, and Germany, with the introduction of bottle packaging. Outside the EU, Russia and Ukraine lead the growth highlighted by significant sales gains for Orbit in both gum and sugarfree drops.
North America net sales were $414 million, up three percent on volume gains of four percent. Orbit, Orbit White, and Eclipse® recorded double-digit gains, and Wrigley’s sugar stick brands were up modestly versus year ago, while Extra gum had lower sales in the quarter, with difficult comparisons versus a new product launch in the year-ago period. Strong performance by the newly-launched Dark Chocolate Dipped Altoids® mints was offset by softer sales for Altoids Sours. The LifeSavers® brand recorded double-digit sales growth in the quarter as a result of increased shipments — primarily due to the strength of mint and gummy products.
Sales increased nearly $41 million or 23 percent in Asia to $217 million on volume growth of 21 percent. In China, Wrigley continues to be the #1 confectioner, with growth in excess of 20% in the quarter, led by strong sales increases for Extra, Doublemint® and Sugus®.
Consolidated gross margins for the first quarter were 51.8 percent versus 51.9 percent the same quarter last year. Excluding the impact from restructuring, gross margins would have been 52.5 percent this quarter versus 52.7 percent a year ago, with slight cost increases offset by positive mix.
“Given today’s more challenging cost and competitive environment, we are satisfied with the improvements in gross margin versus the previous quarter and with our ability to essentially hold steady versus a year ago,” said Senior Vice President and Chief Financial Officer Reuben Gamoran. “As noted at our Annual Meeting, our now concluding supply chain restructuring program will yield approximately $20 million in savings during 2007 that will help us manage against any additional margin pressures as the year progresses.”
Operating Profits and Net Earnings
Consolidated operating profits in the period were $210 million, up 22 percent from the same quarter in the prior year. The increase was primarily driven by higher shipment volume, offset by increased investment in selling infrastructure and brand support. Favorable translation of foreign currencies to the weaker U.S. dollar accounted for about a third of the gain.
Consolidated net earnings of $143 million were up nearly 28 percent or $31 million from the first quarter of 2006. On a diluted per share basis, earnings were $0.52, up 30 percent versus the prior year. On a non-GAAP basis, excluding the impact of restructuring and the one-time asset sale gain, earnings per share increased 19 percent versus the year-ago quarter.
Balance Sheet
As previously announced, in January of 2007, the Wrigley Company acquired an 80% interest in A. Korkunov, a leading player in the Russian premium boxed-chocolate segment, for $300 million. Increases in short-term debt as well as goodwill and intangibles during the quarter reflect the impact of this transaction.
About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate. The Company reported global sales of nearly $4.7 billion last year and distributes its world-famous brands in more than 180 countries. Three of these brands — Wrigley’s Spearmint®, Juicy Fruit, and Altoids — have heritages stretching back more than a century. Other well-loved brands include Doublemint, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh, Extra, Freedent®, Hubba Bubba®, Orbit, Excel, Creme Savers, Eclipse, Airwaves®, Solano®, Sugus®, P.K.®, and Cool Air®.
Cautionary Statement Regarding Forward-Looking Information
This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, including, without limitation, statements regarding operating strategies, future plans and financial results. Forward-looking statements may be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “possible”, “predict”, “project”, or similar words, phrases or expressions. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed including, without limitation, the availability or retention of retail space; the availability of raw materials; changes in demographics and consumer preferences; changes in foreign currency and market conditions; increased competition and discounting and other competitive actions; underutilization of or inadequate manufacturing capacity and labor stoppages; governmental regulations; labor stoppages; and the outcome of integrating acquired businesses. These factors, and other important factors that could affect these outcomes are set forth in the Company’s most recently filed Annual Report on Form 10-K and the Company’s other filings with the SEC, in each case under the heading “Forward-Looking Statements” and/or “Risk Factors”. Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director — External Relations
Phone: (312) 645-4077

ATTACHMENT A
WM. WRIGLEY JR. COMPANY
STATEMENT OF CONSOLIDATED EARNINGS

	Three Months Ended
	March 31,
	2007	2006

Net sales	$1,256,396	$1,075,530

Cost of sales	597,406	508,351

Restructuring charges	8,149	8,570

Gross profit	650,841	558,609

Selling, general and administrative expense	440,637	385,793

Operating income	210,204	172,816

Interest expense	(16,602)	(15,343)
Investment income	1,890	1,950
Other income (expense), net	16,703	5,113

Earnings before income taxes	212,195	164,536

Income taxes	69,494	52,651

Net earnings	142,701	$111,885

Net earnings per average share of common stock (basic)[a]	0.52	$0.40

Net earnings per average share of common stock (diluted)[a]	0.52	$0.40

Average number of basic shares outstanding for the period	276,024	277,467

Average number of diluted shares outstanding for the period	277,037	278,818

[a]	Per share calculations based on the average number of shares outstanding for the period.
Note: In thousands except for earnings per share amounts.

ATTACHMENT B
WM. WRIGLEY JR. COMPANY
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

	March 31, 2007		March 31, 2006
	000’s	Per Share*	000’s	Per Share*

Earnings, as reported under U.S. GAAP	$142,701	$0.52	$111,885	$0.40

Restructuring expense, net of tax (A)	5,480	0.02	5,828	0.02

Gain on sale of corporate asset, net of tax (B)	(9,415)	(0.03)	—	—

Non-GAAP earnings, excluding restructuring expense and gain on sale of corporate asset	$138,766	$0.50	$117,713	$0.42

*	May not total due to rounding

(A)	Management has excluded restructuring expense as it is viewed as nonrecurring costs incurred to improve production operations.

(B)	Management has excluded the gain on the sale of a corporate asset, as it is viewed as nonrecurring income.

ATTACHMENT C
WM. WRIGLEY JR. COMPANY
NET SALES AND OPERATING INCOME BY SEGMENT

	Three Months Ended
	March 31,
	2007	2006
Net Sales
North America	413,987	400,573
EMEAI	564,727	443,736
Asia	217,049	176,164
Other Geographic Regions	47,017	39,887
All Other	13,616	15,170

Total Net Sales	1,256,396	1,075,530

Operating Income
North America	76,114	70,256
EMEAI	139,663	100,330
Asia	65,083	56,789
Other Geographic Regions	6,110	3,433
All Other	(76,766)	(57,992)

Total Operating Income	210,204	172,816

Note: All amounts in thousands.

ATTACHMENT D
WM. WRIGLEY JR. COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$204,480	253,666
Short-term investments, at amortized cost	350	1,100
Accounts receivable, net	508,298	463,231
Inventories	603,883	592,985
Other current assets	199,515	170,245

Total current assets	1,516,526	1,481,227

Deferred charges and other assets	213,304	194,382
Goodwill	1,319,629	1,147,603
Other intangibles	500,247	415,870
Net property, plant and equipment	1,451,365	1,422,516

Total assets	$5,001,071	4,661,598

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper and short-term debt	$327,838	65,000
Accounts payable and accrued expenses	796,899	741,613
Dividends payable	80,150	71,106
Income and other taxes payable	167,351	149,410

Total current liabilities	1,372,238	1,027,129

Other noncurrent liabilities	262,929	246,377
Long term debt	1,000,000	1,000,000

Total liabilities	2,635,167	2,273,506

Stockholders’ equity	2,365,904	2,388,092

Total liabilities and stockholders’ equity	$5,001,071	4,661,598